UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RICEBRAN TECHNOLOGIES

(Name of the Registrant as Specified in its Charter)

LF-RB MANAGEMENT, LLC

GARY L. HERMAN

MICHAEL GOOSE

STEPHEN D. BAKSA

LARRY HOPFENSPIRGER

RICHARD JACINTO II

EDWARD M. GILES

RICHARD BELLOFATTO

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On June 14, 2016, LF-RB Management, LLC ("LF-RB"), Gary L. Herman, a Managing Member of LF-RB, Michael Goose, a Managing Member of LF-RB, Stephen D. Baksa, Larry Hopfenspirger, Richard Bellofatto, Edward M. Giles and Richard Jacinto II issued the press release set forth below.

LF-RB MANAGEMENT, LLC AND CERTAIN SHAREHOLDERS LOOK TO HOLD CURRENT RICEBRAN TECHNOLOGIES BOARD OF DIRECTORS ACCOUNTABLE FOR POOR TRACK RECORD

●	LF-RB Management, LLC (“LF-RB”) and certain shareholders named below (collectively, the “LF-RB Group”) have filed a definitive proxy statement as fellow long-term shareholders for the election of five highly qualified individuals to the RiceBran Technologies (the “Company”) board of directors (the “Board”). The average price for the RiceBran shares paid by several members of the LF-RB Group is over $4 a share.

●	We question the leadership and motives of the current Board, considering that the market value of the Company’s common shares has experienced an absolute decline of 85.6% from December 31, 2012 to June 13, 2016 under its leadership.

●	We question the Board’s decision to spend the Company’s valuable and limited financial resources to engage in an expensive proxy contest with us, as well as the Board’s unwillingness to receive assistance from qualified director candidates with extensive industry and financial experience.

●	The LF-RB Group is a group of like-minded, fellow shareholders who feels this is our last resort to restore value to the Company.

●	We believe the Board is dissipating shareholder value to maintain their positions to the detriment of all of the shareholders.

●	The LF-RB Group has no intention to cease our efforts until we are able to achieve changes in the Board in order to preserve and create value for all Company shareholders.

New York, NY, June 14, 2016 – LF-RB Management, LLC and certain shareholders named below (referred to as the “LF-RB Group”), which beneficially own an aggregate of 952,569 shares of the common stock of RiceBran Technologies (Nasdaq: RIBT), filed definitive proxy materials with the Securities and Exchange Commission (the “SEC”) on June 13, 2016, available at www.sec.gov.

We have a long-term interest in the Company and its success

•	Many members of the LF-RB Group are long-term shareholders of the Company.
•	The average price for the RiceBran shares paid by several members of the LF-RB Group is over $4 a share, which means that we have a vested interest in ensuring that the Company’s stock price goes up.
•	Contrary to the Company’s assertions, our interests are the same as those of all shareholders. We do not seek benefits at the expense of long-term shareholder value—the opposite is true, as we have a demonstrated, long-term interest in the Company and its future recovery and success.

We are trying to fix the Company and create value, not acquire the Company

•	We have sought to work constructively with management and the Board in an effort to improve the Company’s strategy, cost structure, capital allocation, executive compensation, and corporate governance; all with the aim of creating long-term shareholder value.
•	Our goal is simply to restore good governance and effective strategy with a view to the Company’s long-term profitability and value creation. Contrary to the Board’s assertions, we are trying to gain representation on the Board to implement strategies and make changes for the sole purpose of creating shareholder value; we are not seeking to “acquire” the Company. The current members of the Board did not pay any “control premium” when they were elected.

The current board is entrenched and has a miserable track record of overseeing the destruction of shareholder value

•	Despite our sincere efforts, the current Board has rebuffed meaningful attempts for us to engage in a constructive dialogue. We believe the interests and attention of the current Board are not properly focused on the interests of the Company’s shareholders.
•	RiceBran’s directors have demonstrated inadequate action in response to current management’s weak strategic execution, ineffective financial stewardship and mediocre performance. For example, during the current Board’s tenure, the Company generated net losses attributable to RiceBran shareholders of $8,268,000, $23,029,000, $15,021,000 and $9,509,000 in 2015, 2014, 2013 and 2012, respectively, and annual revenues for 2015, 2014, 2013 and 2012 have stagnated at around the $40 million level.
•	What we believe to be Robert Schweitzer’s inadequate leadership and failure to guide the Board to help create shareholder value have shown that he is not performing successfully in the role of Chairman—the Company’s shareholders deserve a more effective Chairman.

Consider the following facts as you decide whom to elect at this year’s Annual Meeting:

•	Five of the seven current directors joined the Board in 2012 or earlier. During the period from December 31, 2012 to June 10, 2016, RiceBran’s common stock has experienced an absolute stock price decline of 85.4%, from $10.80 per share to $1.58 per share.
•	Revenue has remained stagnant for the past five years in the $40 million range.
•	From 2012 to 2015, the Company accumulated $55.8 million in net losses attributable to RiceBran shareholders. Despite these losses, aggregate total compensation of the Company’s Named Executive Officers was more than $7 million during such period. In addition, the total cash compensation of the Company’s non-employee directors was $249,708, $320,000, $441,783 and $427,750 in 2012, 2013, 2014 and 2015, as disclosed in the Company’s filings with the SEC, despite the Company’s net losses noted above.

Our Board nominees are highly-qualified director candidates with considerable credibility and decades of relevant business and financial experience. Several of our director candidates have extensive food and consumer products industry expertise. Our director candidates will bring fresh perspective into the boardroom and work to preserve and enhance the value of our investments. Moreover, Michael Goose – our CEO candidate – has over 13 years of operational and branding experience at the Hain Celestial Group, Inc., a leading publicly-held organic and natural products company with operations in North America, Europe and India and approximately $2.2 Billion in net sales during the last year of his tenure,1 and its affiliates. Mr. Goose has strong experience in building brands in the healthy food space.

Biographical information about our nominees for the Board is presented in the definitive proxy statement filed by the LF-RB Group on June 13, 2016.

Given the duration and magnitude of RiceBran’s underperformance under the leadership of the current Board, we believe the best outcome for our fellow long-term shareholders would be driven by changes at the Board and management level. Our interests are clearly aligned with yours. We believe time has come for shareholders to elect directors who will try to not only preserve the value of your investment but, more importantly, implement a strategic plan that will help recover it.

1  Hain Celestial Group, Inc. Form 10-K filed August 27, 2014 (for the fiscal year ended June 30, 2014).

YOUR VOTE IS IMPORTANT. Please vote for the election of the LF-RB Group nominees, no matter how many or how few shares you own.

How to Vote

If your shares are held in the name of a brokerage firm, bank or other nominee or custodian, only that firm can vote your shares and, with respect to the election of directors, that firm can only vote your shares if it receives your specific instructions. Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute the GOLD proxy card on your behalf, including FOR the LF-RB Group’s nominees. If you have any questions, please contact Alliance Advisors, the firm that is assisting us in this solicitation, by means of the toll-free phone number listed below.

IMPORTANT ADDITIONAL INFORMATION

THE LF-RB GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT FILED BY THE LF-RB GROUP ON JUNE 13, 2016 AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. THE LF-RB GROUP’S PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE LF-RB GROUP WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. ALLIANCE ADVISORS, LLC, THE LF-RB GROUP’S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (855) 742-8269.

The LF-RB Group consists of LF-RB, Gary L. Herman, Michael Goose, Stephen D. Baksa, Larry Hopfenspirger, Richard Jacinto II, Edward M. Giles and Richard Bellofatto.

About LF-RB Management, LLC

LF-RB Management, LLC was established by a group of professionals with significant experience in activist investing, undervalued companies and strategies to create shareholder value.

Investor contacts:

LF-RB Management, LLC

Gary L. Herman, Managing Member

212-247-0581

Alliance Advisors, LLC

Peter Casey

855-742-8269

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